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                                                                    EXHIBIT 3.02

                        CERTIFICATE OF AMENDMENT OF THE

                         ARTICLES OF INCORPORATION OF

                         SILICON VALLEY RESEARCH, INC.


  The undersigned, James O. Benouis and Laurence G. Colegate, Jr., hereby certify that:

  1. They are the duly elected and acting Chief Executive Officer and Senior Vice President of Finance and Administration/Chief Financial Officer, respectively, of Silicon Valley Research, Inc. a California corporation.

  2. Article Third of the Corporation's Amended and Restated Articles of Incorporation which presently reads as follows:

  Third: This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock", and referred to herein either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is 40,000,000, without par value and the number of shares of Preferred Stock is 1,000,000 without par value.

is amended to read as follows:

          This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock", and referred to herein either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is 60,000,000, without par value and the number of shares of Preferred Stock is 1,000,000 without par value.

  3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of this corporation.

  4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders of this corporation in accordance with section 902 of the California Corporations Code. The total number of outstanding shares of this corporation
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entitled to vote with respect to the foregoing amendments was 26,190,113 shares of common stock. There are no outstanding shares of Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being more than 50% of the outstanding shares of common stock.

  The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of his own knowledge.

  Executed at San Jose, California on the 7 day of October 1998.


                                    /s/James O. Benouis
                                    ---------------------
                                    James O. Benouis, Chief Executive Officer



                                    /s/Laurence G. Colegate, Jr.
                                    ------------------------------
                                    Laurence G. Colegate, Jr., Senior Vice
                                    President of Finance and Administration
                                    and Chief Financial Officer